Exhibit 10.6
Summary of the Oral Agreements between China Medstar Pte. Ltd.
and Beijing Medstar Hi-Tech Investment Co., Ltd.
On May 30, 2005 and December 31, 2006, Beijing Medstar Hi-Tech Investment Co., Ltd. agreed to provide to China Medstar Limited, the predecessor entity of China Medstar Pte. Ltd., loans in the aggregate amount of 38,634 Singapore Dollars. The loans were agreed to be used by China Medstar Limited for the payment of professional services fees incurred for a private placement transaction. The loans were unsecured, interest free and repayable on demand.